Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
March 1, 2018 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Fourth Quarter and Fiscal 2017 Earnings
Achieved Record Sales of $15 Billion

SEATTLE, Wash. (March 1, 2018) – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter earnings per diluted share for the fourth quarter ended February 3, 2018 of $0.89, which included impacts associated with corporate tax reform consisting of a $0.25 charge primarily related to its income tax provision and a one-time pretax investment in its employees of $16 million or $0.06. Net sales for the fourth quarter increased 8.4 percent, inclusive of approximately $220 million related to the 53rd week, and comparable sales increased 2.6 percent.
For fiscal 2017, earnings per diluted share was $2.59, including corporate tax reform-related reductions of $0.31. Earnings were in-line with the Company's prior outlook of $2.90 to $2.95, which did not incorporate the impacts related to corporate tax reform. Net sales increased 4.4 percent and comparable sales increased 0.8 percent, slightly exceeding the Company's prior outlook for sales growth of approximately 4.2 percent and comparable sales increase of approximately 0.5 percent.
In fiscal 2017, the Company reached record sales of $15.1 billion, achieving the following milestones in executing its growth plans:

•	Nordstrom experienced continued positive customer trends, reflecting customer growth of 4 percent to 33 million.

•	Generational investments, which include Nordstromrack.com/HauteLook, Canada and Trunk Club, contributed $1.5 billion in sales.

•	In the Nordstrom full-price business, strategic brands, including product with limited distribution and Nordstrom proprietary labels, continued to deliver outsized sales growth.

•	The Nordstrom Rack off-price business gained 6 million new customers with approximately one-third of off-price customers expected to cross-shop the full-price business over time.

•	Nordstrom Rewards customers increased by 35 percent to 10.5 million. Sales from Nordstrom Rewards customers represented 51 percent of sales, an increase from 44 percent in 2016.
FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $151 million and earnings before interest and taxes (EBIT) was $350 million, or 7.6 percent of net sales, compared with net earnings of $201 million and EBIT of $424 million, or 10.0 percent of net sales for the same period in fiscal 2016.

•
Net earnings included a $42 million charge related to corporate tax reform, including a one-time, non-cash charge of $51 million related to the revaluation of its deferred tax assets, partially offset by cash tax savings from a lower federal tax rate.

•	Retail EBIT decreased $93 million compared with the same quarter last year, reflecting investments in capabilities to support the Company's growth plans.

•	Credit EBIT increased $19 million, primarily due to higher credit card revenues.

•
Total Company net sales of $4.6 billion for the fourth quarter increased 8.4 percent, inclusive of approximately $220 million, or 520 basis points, from the 53rd week, compared with net sales of $4.2 billion during the same period in fiscal 2016. Total Company comparable sales for the fourth quarter increased 2.6 percent.

•
In the Nordstrom brand, which includes U.S. and Canada full-line stores, Nordstrom.com and Trunk Club, net sales increased 6.4 percent and comparable sales increased 2.4 percent. Across U.S. full-line stores and Nordstrom.com, the top-performing merchandise categories were Kids' and Men's Apparel.

•	In the Nordstrom Rack brand, net sales increased 15.0 percent and comparable sales increased 3.7 percent.

•
Retail gross profit, as a percentage of net sales, of 35.6 percent decreased 42 basis points compared with the same period in fiscal 2016, primarily due to higher occupancy expenses related to new store growth for Nordstrom Rack, Canada and the New York City Men's flagship. Merchandise margin performance was in-line with the Company's expectations, reflecting continued strength in regular price selling trends. Ending inventory increased 6.9 percent over last year, generally in-line with the Company's expectations.

•
Selling, general and administrative expenses, as a percentage of net sales, of 30.1 percent increased 243 basis points compared with the same period in fiscal 2016, primarily due to higher supply chain, marketing and technology expenses associated with the Company's growth initiatives. In addition, the increase reflected a one-time investment in its employees associated with corporate tax reform, performance-related adjustments based on company performance and a legal settlement gain of $22 million in 2016.

FULL YEAR SUMMARY

•
Full year net earnings were $437 million and EBIT was $926 million, or 6.1 percent of net sales, compared with net earnings of $354 million and EBIT of $805 million, or 5.6 percent of net sales, for the same period in fiscal 2016.

•	Retail EBIT increased $44 million relative to last year, primarily reflecting a goodwill impairment charge of $197 million in 2016.

•	Credit EBIT increased $77 million relative to last year due to higher credit card revenues.

•
Total Company net sales of $15.1 billion for fiscal year 2017 increased 4.4 percent, inclusive of approximately $220 million, or 150 basis points, from the 53rd week, compared with net sales of $14.5 billion during the same period in fiscal 2016. Total Company comparable sales for the fiscal year 2017 increased 0.8 percent.

•
Retail gross profit, as a percentage of net sales, of 34.7 percent decreased 18 basis points compared with fiscal 2016 primarily due to higher occupancy expenses related to new store growth for Nordstrom Rack and Canada.

•
Selling, general and administrative expenses, as a percentage of net sales, of 30.8 percent increased 104 basis points compared with fiscal 2016 due to technology and performance-related expenses. The Company made meaningful progress in improving operational efficiencies, reflected by moderated expense growth related to supply chain, technology, and marketing of approximately 10 percent over the last two years, relative to an annual average of approximately 20 percent from 2010 through 2015.

•
During the year, the Company repurchased 4.6 million shares of its common stock for $206 million. A total of approximately $414 million remains under existing share repurchase board authorizations. The Company does not plan to repurchase any shares while members of the Nordstrom family explore the possibility of a "going private transaction." The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended February 3, 2018 was 9.7 percent compared with 8.4 percent in the prior 12-month period. Results for the prior period were negatively impacted by approximately 330 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
Nordstrom has announced plans to open the following stores in fiscal 2018, consisting of one new full-line store, 12 new Nordstrom Rack stores and one Nordstrom Rack store relocation:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom - U.S. Men's Store
New York, New York	Nordstrom Men's Store NYC	47	April 12

Nordstrom Rack - U.S.
Bridgewater, New Jersey	Chimney Rock Crossing	36	March
Lancaster County, Pennsylvania	Shoppes at Belmont	25	March
Shenandoah, Texas	Portofino Shopping Center	27	March
Santa Clarita, California	Promenade at Town Center	30	April
Long Beach, California	Long Beach Exchange[1]	28	May
Gilbert, Arizona	SanTan Village	25	September
Vernon Hills, Illinois	Mellody Farm	30	September

Nordstrom Rack - Canada
Toronto, Ontario	Vaughan Mills	35	March
Calgary, Alberta	Deerfoot Meadows	31	April
Toronto, Ontario	One Bloor	39	May
Mississauga, Ontario	Heartland Town Centre	35	September
Edmonton, Alberta	South Edmonton Common	35	October
Ottawa, Ontario	The Ottawa Train Yards	35	October
1 Nordstrom plans to relocate its Rack store at Lakewood Center in Lakewood to the nearby Long Beach Exchange.

Number of stores	February 3, 2018	January 28, 2017
Nordstrom full-line – U.S.[1]	117	118
Nordstrom full-line – Canada	6	5
Nordstrom Rack	232	215
Other[2]	11	11
Total	366	349
[1] Nordstrom full-line - U.S. total includes the Nordstrom Local store in California.
[2] Other includes Trunk Club clubhouses, Jeffrey boutiques and Last Chance clearance stores.

Gross square footage	30,218,000	29,792,000

FISCAL YEAR 2018 GUIDANCE
The Company's expectations for fiscal 2018 are as follows:

Net sales	$15.2 to $15.4 billion
Comparable sales (percent)	0.5 to 1.5
EBIT	$885 to $940 million
Earnings per diluted share (excluding the impact of any future share repurchase)	$3.30 to $3.55
The Company's guidance also incorporates the following assumptions:

•	The effective tax rate is expected to be approximately 27.5 percent.

•	The impact of revenue recognition accounting changes is estimated to reduce EBIT by approximately $30 million.

•
The 53rd week in fiscal 2017 creates a timing shift in the 4-5-4 calendar for fiscal 2018 that is expected to impact comparisons to the prior year. This includes the shift in the Anniversary Sale event from the second and third quarters in 2017 to primarily the second quarter in 2018.

FINANCIAL STATEMENT PRESENTATION CHANGES
The Company is increasingly managing its business through two brands, Nordstrom full-price and Nordstrom Rack off-price. With customers increasingly engaging with Nordstrom through multiple ways, the Company is focused on providing a seamless experience across stores and online.
Beginning in the first quarter of 2018, Nordstrom plans to make the following reporting changes to align with how management will view the results of operations:

•	allocation of the Credit business to the Nordstrom full-price and Nordstrom off-price businesses, resulting in one reportable segment

•	allocation of certain corporate adjustments, such as sales return reserves, to the Nordstrom full-price and Nordstrom off-price businesses

•	Nordstrom full-price and Nordstrom Rack off-price sales aggregated for stores and online
These changes are not expected to impact total Company net earnings, earnings per share, financial position or cash flows. In addition, the Company will also adopt the revenue recognition accounting changes beginning in fiscal 2018.
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss fourth quarter and fiscal 2017 results and fiscal 2018 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' prepared remarks and the conference call slides, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13673643, until the close of business on March 8, 2018.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 366 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 232 Nordstrom Rack stores; two Jeffrey boutiques; two clearance stores; seven Trunk Club clubhouses; and its Nordstrom Local service concept. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, our anticipated financial outlook for the fiscal year ending February 2, 2019, our anticipated annual total and comparable sales rates, our anticipated new store openings in existing, new and international markets, our anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Our actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy to provide a differentiated and seamless experience across all Nordstrom channels; timely and effective implementation of our plans to evolve our business model, including development of applications for electronic devices, improvement of customer-facing technology, timely delivery of products purchased digitally, enhancement of inventory management systems, greater and more fluid inventory availability between our digital channels and retail store locations, and greater consistency in marketing and pricing strategies, as well as our ability to manage the costs associated with this evolving business model; our ability to properly balance our investments in existing and new store locations, especially our investments in our Nordstrom Men's Store NYC and Nordstrom Manhattan Flagship; our ability to evolve our business model as necessary to respond to the business and retail environment, as well as fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties and consumer traffic to the locations; efficient and proper allocation of our capital resources; effective inventory management processes and systems, fulfillment and supply chain processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; the effect of the announcement by the members of the Nordstrom family relating to the exploration of a possible "going private transaction" on our relationships with our customers, employees, suppliers and partners, operating results and business generally; our ability to safeguard our reputation and maintain our vendor relationships; our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders, which could be impacted by the uncertainty about the possibility of a "going private transaction;" our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank USA, N.A. ("TD"); the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; market fluctuations, increases in operating costs, exit costs and overall liabilities and losses associated with owning and leasing real estate; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected timeframes; compliance with debt covenants, availability and cost of credit, changes in our credit rating and changes in interest rates; the timing, price, manner and amounts of future share repurchases by the Company, if any, or any share issuances by the Company; the impact of the seasonal nature of our business and cyclical customer spending; the impact of economic and market conditions and the resultant impact on consumer spending and credit patterns; the impact of economic, environmental or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market and supply chain disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system, health care, and tax reforms; and the impact of changes in accounting rules and regulations, changes in our interpretation of the rules or regulations or changes in underlying assumptions, estimates or judgments. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, our Form 10-Q for the fiscal quarters ended April 29, 2017, July 29, 2017 and October 28, 2017, and our Form 10-K for the fiscal year ended February 3, 2018, to be filed with the SEC on or about March 19, 2018, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net sales	$4,600	$4,243	$15,137	$14,498
Credit card revenues, net	102	73	341	259
Total revenues	4,702	4,316	15,478	14,757
Cost of sales and related buying and occupancy costs	(2,969)	(2,720)	(9,890)	(9,440)
Selling, general and administrative expenses	(1,383)	(1,172)	(4,662)	(4,315)
Goodwill impairment	—	—	—	(197)
Earnings before interest and income taxes	350	424	926	805
Interest expense, net	(31)	(31)	(136)	(121)
Earnings before income taxes	319	393	790	684
Income tax expense	(168)	(192)	(353)	(330)
Net earnings	$151	$201	$437	$354

Earnings per share:
Basic	$0.90	$1.17	$2.62	$2.05
Diluted	$0.89	$1.15	$2.59	$2.02

Weighted-average shares outstanding:
Basic	166.9	172.7	166.8	173.2
Diluted	169.4	175.7	168.9	175.6

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$1,181	$1,007
Accounts receivable, net	145	199
Merchandise inventories	2,027	1,896
Prepaid expenses and other	150	140
Total current assets	3,503	3,242

Land, property and equipment, net	3,939	3,897
Goodwill	238	238
Other assets	435	481
Total assets	$8,115	$7,858

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,409	$1,340
Accrued salaries, wages and related benefits	578	455
Other current liabilities	1,246	1,223
Current portion of long-term debt	56	11
Total current liabilities	3,289	3,029

Long-term debt, net	2,681	2,763
Deferred property incentives, net	495	521
Other liabilities	673	675

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 167.0 and 170.0 shares issued and outstanding	2,816	2,707
Accumulated deficit	(1,810)	(1,794)
Accumulated other comprehensive loss	(29)	(43)
Total shareholders' equity	977	870
Total liabilities and shareholders' equity	$8,115	$7,858

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	February 3, 2018	January 28, 2017
Operating Activities
Net earnings	$437	$354
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	666	645
Goodwill impairment	—	197
Amortization of deferred property incentives and other, net	(82)	(76)
Deferred income taxes, net	11	(15)
Stock-based compensation expense	77	91
Change in operating assets and liabilities:
Accounts receivable	1	(3)
Proceeds from sale of credit card receivables originated at Nordstrom	39	—
Merchandise inventories	(62)	31
Prepaid expenses and other assets	(21)	100
Accounts payable	77	16
Accrued salaries, wages and related benefits	121	38
Other current liabilities	48	181
Deferred property incentives	64	65
Other liabilities	24	34
Net cash provided by operating activities	1,400	1,658

Investing Activities
Capital expenditures	(731)	(846)
Proceeds from sale of credit card receivables originated at third parties	16	—
Other, net	31	55
Net cash used in investing activities	(684)	(791)

Financing Activities
Proceeds from long-term borrowings, net of discounts	635	—
Principal payments on long-term borrowings	(661)	(10)
(Decrease) increase in cash book overdrafts	(55)	4
Cash dividends paid	(247)	(256)
Payments for repurchase of common stock	(211)	(277)
Proceeds from issuances under stock compensation plans	39	83
Tax withholding on share-based awards	(7)	(5)
Other, net	(35)	6
Net cash used in financing activities	(542)	(455)

Net increase in cash and cash equivalents	174	412
Cash and cash equivalents at beginning of year	1,007	595
Cash and cash equivalents at end of year	$1,181	$1,007

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS AND CREDIT
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey boutiques, our Last Chance clearance stores and Nordstrom Local. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and year ended February 3, 2018 compared with the quarter and year ended January 28, 2017:

	Quarter Ended
	February 3, 2018		January 28, 2017
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$4,600	100.0%	$4,243	100.0%
Cost of sales and related buying and occupancy costs	(2,963)	(64.4%)	(2,716)	(64.0%)
Gross profit	1,637	35.6%	1,527	36.0%
Selling, general and administrative expenses	(1,337)	(29.1%)	(1,134)	(26.7%)
Earnings before interest and income taxes	$300	6.5%	$393	9.3%

	Year Ended
	February 3, 2018		January 28, 2017
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$15,137	100.0%	$14,498	100.0%
Cost of sales and related buying and occupancy costs	(9,877)	(65.3%)	(9,434)	(65.1%)
Gross profit	5,260	34.7%	5,064	34.9%
Selling, general and administrative expenses	(4,508)	(29.8%)	(4,159)	(28.7%)
Goodwill impairment	—	—	(197)	(1.4%)
Earnings before interest and income taxes	$752	5.0%	$708	4.9%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Year Ended
	February 3, 2018		January 28, 2017		February 3, 2018		January 28, 2017
	Sales	Comp %[3]	Sales	Comp %	Sales	Comp %[3]	Sales	Comp %
Nordstrom full-line stores - U.S.[1]	$2,094	(1.7%)	$2,058	(6.8%)	$6,951	(4.2%)	$7,186	(6.4%)
Nordstrom.com	986	12.4%	844	8.0%	2,887	13.1%	2,519	9.5%
Full-price	3,080	2.4%	2,902	(2.9%)	9,838	0.4%	9,705	(2.7%)

Nordstrom Rack	1,149	(0.9%)	1,032	(0.5%)	4,059	(1.9%)	3,809	0.2%
Nordstromrack.com/HauteLook	288	23.7%	218	29.2%	897	25.5%	700	31.7%
Off-price	1,437	3.7%	1,250	4.3%	4,956	2.5%	4,509	4.5%

Other retail[2]	193		171		614		554
Retail segment	4,710		4,323		15,408		14,768
Corporate/Other	(110)		(80)		(271)		(270)
Total net sales	$4,600	2.6%	$4,243	(0.9%)	$15,137	0.8%	$14,498	(0.4%)
1 Nordstrom full-line stores - U.S. Nordstrom Local.
2 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.
3 Fiscal year 2017 includes an extra week (the 53rd week) as a result of our 4-5-4 retail reporting calendar. The 53rd week is not included in comparable sales calculations.

Credit
The following table summarizes the results of our Credit segment for the quarter and year ended February 3, 2018 compared with the same periods in 2016:

	Quarter Ended		Year Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Credit card revenues, net	$102	$73	$341	$259
Credit expenses	(52)	(42)	(167)	(162)
Earnings before interest and income taxes	$50	$31	$174	$97

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL AND ADJUSTED RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURES)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended February 3, 2018, our ROIC increased to 9.7% compared with 8.4% for the 12 fiscal months ended January 28, 2017. Results for the prior period were negatively impacted by approximately 330 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components and adjustments to ROIC and return on assets:

	12 Fiscal Months Ended
	February 3, 2018	January 28, 2017
Net earnings	$437	$354
Add: income tax expense[1]	353	330
Add: interest expense	141	122
Earnings before interest and income tax expense	931	806

Add: rent expense	250	202
Less: estimated depreciation on capitalized operating leases[2]	(133)	(108)
Net operating profit	1,048	900

Less: estimated income tax expense	(468)	(416)
Net operating profit after tax	$580	$484

Average total assets	$8,055	$7,917
Less: average non-interest-bearing current liabilities[3]	(3,261)	(3,012)
Less: average deferred property incentives and deferred rent liability[3]	(644)	(644)
Add: average estimated asset base of capitalized operating leases[4]	1,805	1,512
Average invested capital	$5,955	$5,773

Return on assets[5]	5.4%	4.5%
ROIC[5]	9.7%	8.4%
1 Results for the 12 months ended February 3, 2018 include $42 impact related to U.S. corporate tax reform.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 3 below.
3 Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
4 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.
5 Results for the 12 months ended January 28, 2017 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016, which negatively impacted the prior period return on assets by approximately 240 basis points and ROIC by approximately 330 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of February 3, 2018, our Adjusted Debt to EBITDAR was 2.6, and as of January 28, 2017 it was 2.4.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2017[1]	2016[1]
Debt	$2,737	$2,774
Add: estimated capitalized operating lease liability[2]	2,001	1,616
Less: fair value hedge adjustment included in long-term debt	—	(12)
Adjusted Debt	$4,738	$4,378

Net earnings	$437	$354
Add: income tax expense	353	330
Add: interest expense, net	136	121
Earnings before interest and income taxes	926	805

Add: depreciation and amortization expenses	666	645
Add: rent expense	250	202
Add: non-cash acquisition-related charges[3]	1	198
EBITDAR	$1,843	$1,850

Debt to Net Earnings[4]	6.3	7.8
Adjusted Debt to EBITDAR	2.6	2.4
1 The components of Adjusted Debt are as of February 3, 2018 and January 28, 2017, while the components of EBITDAR are for the 12 months ended February 3, 2018 and January 28, 2017.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Non-cash acquisition-related charges for the 12 months ended January 28, 2017 included the goodwill impairment charge of $197 related to Trunk Club.
4 Results for the period ended January 28, 2017 include the $197 impact of the Trunk Club goodwill impairment charge, which approximates 280 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the year ended February 3, 2018, we had Free Cash Flow of $383 compared with $560 for the year ended January 28, 2017.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 3, 2018	January 28, 2017
Net cash provided by operating activities	$1,400	$1,658
Less: capital expenditures	(731)	(846)
Less: cash dividends paid	(247)	(256)
Add: proceeds from sale of credit card receivables originated at third parties	16	—
(Less) Add: change in cash book overdrafts	(55)	4
Free Cash Flow	$383	$560